Exhibit 99.1

LENOX GROUP INC. REPORTS SECOND QUARTER 2007 RESULTS

August 7, 2007 – Eden Prairie, MN – Lenox Group Inc. (NYSE: LNX), a leading tabletop, giftware and collectible company, today reported financial results for its second quarter ending June 30, 2007.

Summary of Results from Continuing Operations

Revenues for the second quarter were $93.0 million compared to $98.4 million in the second quarter of 2006, reflecting declines of $3.0 million, $1.3 million and $0.8 million in the Company’s Wholesale, Retail and Direct segments, respectively. Revenues for the first six months were $179.4 million compared to $189.2 million in the same period of 2006.

The net loss for the second quarter was $11.3 million, or $0.82 per share compared with a net loss of $41.2 million, or $3.00 per share in the second quarter of 2006. The net loss for the first six months was $24.3 million, or $1.76 per share compared to a net loss of $48.3 million, or $3.51 per share in the prior year.

Marc Pfefferle, interim Chief Executive Officer said, “These results are consistent with our expectations that the residual effects of the market and sourcing issues faced in 2006 would result in lower revenues, but the impact on our profitability would be significantly negated by our restructuring programs. We have made substantial progress in implementing the plan approved by the Board in March. Through the first half of the year we are slightly ahead of this plan, which calls for increasing improvement in 2007 relative to last year as the year progresses.”

“We have been led by a better than planned performance by our Wholesale segment. This has been offset by the Retail segment which has been slow to transition back to a normalized level of 1st quality product sales. We were also behind our plan in the Direct segment. We will focus on both of these segments as we approach the important holiday season.”

The comparability of the net loss for the second quarter of 2007 to the same period in 2006 was affected by a number of factors. The second quarter of 2007 included a $5.9 million loss on refinancing of debt, $2.1 million of restructuring costs and $1.2 million of executive management consulting fees, while the second quarter of 2006 included a goodwill impairment charge of $37.1 million and a $0.3 million favorable purchase accounting adjustment (as defined below). Excluding these items and their related tax effect, the net loss for the second quarter of 2007 was flat to 2006 at $5.7 million or $0.41 per share, despite lower revenues of $5.4 million.

The comparability of the net loss for the first six months of 2007 to the same period in 2006 was affected by a number of factors. The first six months of 2007 included a $5.9 million loss on refinancing of debt, $6.9 million of restructuring costs and $2.7 million of executive management consulting fees, partially offset by a separate $1.8 million after tax benefit as a result of the expiration of the statute of limitations on certain tax positions the Company had taken. The first six months of 2006 was negatively affected by the 2nd quarter goodwill impairment charge of $37.1 million, partially offset by a favorable purchase accounting adjustment of $3.5 million. Excluding these items and their related tax effect, the net loss for the first six months of 2007 was $16.7 million or $1.21 per share compared to a net loss of $14.8 million or $1.08 per share during the same period of 2006.

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The presentation of the net loss and net loss per share in the last sentences of the previous two paragraphs are non-GAAP measures. Management believes these non-GAAP measures provide useful information to investors regarding the Company’s results because it provides a more meaningful comparison and understanding of the Company’s operating performance compared to last year. These non-GAAP measures should not be considered an alternative to the results from operations which are determined in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is as follows:

Reconciliation of Non-GAAP Financial Measures

(In Millions)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Net Loss (GAAP measure)	$(11.3)	$(41.2)	$(24.3)	$(48.3)

Goodwill impairment	0.0	37.1	0.0	37.1

Loss on early extinguishment of debt	5.9	0.0	5.9	0.0

Inventory purchase accounting adjustments	0.0	(0.3)	0.0	(3.5)

Restructuring charges	2.1	0.0	6.9	0.0

Executive management costs	1.2	0.0	2.7	0.0

Income tax impact of the above items	(3.6)	(1.3)	(6.1)	(0.1)

Income tax benefit from expiration of statue of limitations	0.0	0.0	(1.8)	0.0

Net Loss – (non GAAP measure)
	$(5.7)	$(5.7)	$(16.7)	$(14.8)

Weighted Average Shares Outstanding	13,812	13,746	13,796	13,736

Loss Per Share	$(0.41)	$(0.41)	$(1.21)	$(1.08)

Mr. Pfefferle continued, “We have come a long way, in a short period of time, but recognize there is still a great deal of work to be accomplished. We have reduced the cost structure of the business and will continue to strive to increase the efficiency of the Company. At the same time, we are very excited with the progress we have made in repositioning Dansk and in strengthening our Lenox, Gorham and Department 56 brands. We have also dramatically increased the speed and effectiveness of our product development which will be evident in our Lenox and Gorham offerings in October. In addition, the Kinston manufacturing facility is operating much more efficiently, making it more competitive with off-shore facilities.”

Second Quarter Performance

Wholesale Segment

Net sales decreased $3.0 million, or 4%, in the second quarter of 2007 compared with the same period in 2006. The decrease was due to lower sales of Dansk and Gorham branded products, partially offset by an increase in Department 56 branded products. Sales of Lenox branded products were largely flat with last year.

Gross profit as a percentage of net sales was 42% in both the second quarter of 2007 and 2006, respectively. Improvements in product mix were offset by a higher provision for excess inventory.

Selling expenses were $1.1 million or 11% lower in the second quarter of 2007 as compared to the second quarter of 2006. This decrease in selling expenses was principally due to lower advertising expense and workforce reductions.

In the second quarter of 2006, a goodwill impairment charge of $37.1 million was recorded to write-down the goodwill related to the Department 56 wholesale reporting unit.

Restructuring charges of $0.1 million in the second quarter of 2007 were primarily severance related charges as a result of the continued execution of the Company’s new business plan.

Retail Segment

Net sales decreased $1.3 million, or 12%, in the second quarter of 2007 compared with the same period in 2006. This decrease was primarily due to a 13% reduction in same-store sales, caused in significant part by the delay in transitioning to an appropriate go forward merchandising assortment.

Gross profit as a percentage of net sales was 42% and 60% in the second quarter of 2007 and 2006, respectively. The 18 percentage point decrease was principally due to 2007 having a larger mix of second quality and excess inventory sales than in 2006. The Retail segment continues its efforts to transition to a merchandising strategy that includes an appropriate mix of 1st quality product sales which, if successfully executed, should increase gross margins back to historic levels.

Selling expenses increased $0.3 million or 5% in the second quarter of 2007 compared to the second quarter of 2006. The increase in selling expenses were principally due to asset disposal charges related to a change in store merchandising strategy.

Restructuring charges of $0.6 million in the second quarter of 2007 were principally due to lease termination costs related to the termination of an All The Hoopla store lease and severance related charges as a result of the continued execution of the Company’s new business plan.

Direct

Net sales decreased $0.8 million or 5% in the second quarter of 2007 as compared to the same period in 2006. The decrease was primarily due to the residual effect of delays in developing and sourcing new product experienced during the first quarter, as well as continued lower customer response rates

Gross profit as a percentage of sales was 69% and 67% in the second quarter of 2007 and 2006, respectively. This two percentage point improvement in gross profit as a percentage of sales is primarily the result of improved product mix and lower freight costs.

Selling expenses increased by $0.6 million or 6% in the second quarter of 2007 compared to the second quarter of 2006 due primarily to increased media spending to acquire new customers and higher bad debt charges.

Restructuring charges of $0.2 million in the second quarter of 2007 were severance related charges as a result of the continued execution of the Company’s new business plan.

Corporate

Net sales of $0.3 million represents revenue from the licensing of the Lenox brand and were $0.3 million lower in the second quarter of 2007 compared to the same period in 2006.

General and administrative expenses decreased by $2.9 million or 11% in the second quarter of 2007 as compared to the same period in 2006. This decrease was primarily a result of a $ 1.8 million reduction in post-retirement expenses related to the decision in the fourth quarter of 2006 to freeze the Company’s defined benefit pension plans and to discontinue offering post-retirement health benefits to current employees, $1.8 million in headcount and other reductions and $0.5 million in savings in integration expenses associated with the Willitts acquisition incurred in the second quarter of 2006. Partially offsetting these cost reductions was $1.2 million in executive management consulting fees incurred in 2007.

Restructuring charges of $1.2 million in the second quarter of 2007 were severance related charges as a result of the continued execution of the Company’s new business plan.

Loss on refinancing of debt

The Company incurred a $5.9 million loss on the early extinguishment of debt related to the refinancing of its term and revolver loans in the second quarter of 2007. This loss consisted of $2.7 million of costs incurred in the quarter related to the re-financing and the write-off of $3.2 million of previously capitalized loan costs.

Provision for Income Taxes

The effective income tax rate was a 39% benefit in the second quarter of 2007 compared to an 11% benefit in the second quarter of 2006. The low 2006 effective income tax rate was principally due to the goodwill impairment (which was primarily non-tax deductible),

Year to Date Performance

Wholesale

Net sales decreased $4.5 million, or 4%, in the first half of 2007 compared with the same period in 2006 due to sales decreases in Dansk, Gorham and Department 56 branded products, partially offset by a small increase in Lenox branded products.

Gross profit as a percentage of net sales was 40% and 43% in the first half of 2007 and 2006 respectively. The three percentage point decline in gross profit percentage was primarily due to higher levels of unfavorable manufacturing variances related to lower production volumes at the Company’s silver manufacturing facility and a higher level of product liquidations through the wholesale channel during the first six months of 2007 as compared to the same period in 2006, which had an impact of two and one percentage points respectively.

Selling expenses were $2.8 million or 15% lower in the first half of 2007 compared to the same period in 2006. This decrease in selling expenses was principally due a reduction in base and incentive compensation costs resulting from workforce reductions and reduction in variable costs as a result of lower sales.

In the first half of 2006, a goodwill impairment charge of $37.1 million was recorded to write-down the goodwill related to the Department 56 wholesale reporting unit.

Restructuring charges of $0.7 million in the first half of 2007 were primarily severance related charges as a result of the continued execution of the Company’s new business plan.

Retail

Net sales decreased $1.2 million, or 4%, in the first half of 2007 compared with the first half of 2006. This decrease was primarily due to the closure of 28 Lenox retail stores throughout the first quarter of 2006, partially offset by an increase of 3% in same-store sales in 2007. Same store sales in 2007 increased 16% during the first quarter driven by inventory liquidation sales and decreased 13% in the second quarter caused in significant part by the delay in transitioning to an appropriate go forward merchandising assortment.

Gross profit as a percentage of net sales was 34% and 66% in the first half of 2007 and 2006, respectively. This thirty two percentage point decrease was partially due to a purchase accounting adjustment to value Lenox inventory at its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The impact of this purchase accounting adjustment during the first half of 2006 was approximately $4.5 million, which increased gross profit as a percentage of sales by 17 percentage points from 49% to 66%. In addition, gross profit as a percentage of sales was lower in 2007 due to promotions aimed at liquidating excess and 2nd quality inventory during the first quarter, as well as the impact of selling a higher percentage of excess and 2nd quality products during the second quarter of 2007 than in 2006.

Selling expenses decreased $0.6 million or 4% in the first half of 2007 compared to the same period in 2006. The decrease in selling expenses was principally due to a reduction in variable selling expenses.

Restructuring charges of $1.0 million in the first half of 2007 were related to lease termination and other store closure costs relating to two store locations as well as severance related charges as a result of the continued execution of the Company’s new business plan.

Direct

Net sales decreased $4.1 million or 10% in the first half of 2007 as compared to the same period in 2006. The decrease was primarily due to fewer new product promotions during the first quarter and in the beginning of the second quarter of 2007 compared to the same period in 2006 caused by delays in developing and sourcing new product, which the Company believes it has now significantly addressed. In addition, the Direct segment experienced lower customer response rates on product that was promoted in 2007.

Gross profit as a percentage of sales was 67% and 66% in the first half of 2007 and 2006 respectively. The gross profit percentage of 66% in the first quarter of 2006 was negatively affected by a purchase accounting fair market value adjustment related to the write up of inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. The impact of this purchase accounting adjustment was $1.2 million, which decreased gross profit as a percentage of sales by three percentage points for the first quarter of 2006 from 69% to 66%. The decrease in the gross profit percentage in 2007, when compared to the 69% in 2006, was primarily due to higher provisions for excess inventory.

Selling expenses increased by $1.6 million or 8% in the first half of 2007 compared to the first half of 2006 due primarily to increased media spending to acquire new customers and higher bad debt charges related to a change in sales mix.

Restructuring charges of $0.2 million in the first half of 2007 were severance related charges as a result of the continued execution of the Company’s new business plan.

Corporate

Net sales of $0.9 million in the first half of 2007 represents revenue from the licensing of the Lenox brand and was flat compared with the first half of 2006.

General and administrative expenses decreased by $5.8 million or 10% in the first six months of 2007 as compared to the same period in 2006. This decrease was primarily a result of a $ 3.6 million reduction in post-retirement expenses related to the decision in the fourth quarter of 2006 to freeze the Company’s defined benefit pension plans and to discontinue offering post-retirement health benefits to current employees and $4.9 million in headcount and other cost reductions. Partially offsetting these cost reductions was $2.7 million in executive management consulting fees incurred in 2007.

Restructuring charges of $5.1 million in the first half of 2007 were principally severance expense related to the Company’s previous chief executive officer, lease buyout expense related to the shutdown of the

Company’s Rogers distribution facility and general severance and other costs associated with organizational changes implemented as part of the Company’s new business plan.

Loss on refinancing of debt

The Company incurred a $5.9 million loss on the early extinguishment of debt related to the refinancing of its term and revolver loans in the second quarter of 2007. This loss consisted of $2.7 million of costs incurred in the quarter related to the re-financing as well as the write-off of $3.2 million of previously capitalized loan costs.

Provision for Income Taxes

The effective income tax rate was a 43% benefit in the first half of 2007 compared to 16% benefit in the first half of 2006. The low 2006 effective income tax rate was principally due to the goodwill impairment (which was primarily non-tax deductible). Additionally, the 2007 tax benefit was increased due to the recognition of $1.8 million of previously unrecognized tax benefits, net of adjustments to deferred tax assets, due to the expiration of the statute of limitations on certain tax positions in the first half of 2007.

Conference Call Information

Lenox Group management will review the company’s 2007 second quarter results on a conference call beginning at 9:00 a.m. (EDT) on August 8, 2007. Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.earnings.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast.

About Lenox Group Inc

Lenox Group Inc is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Gorham, and Dansk brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

FORWARD-LOOKING STATEMENTS

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on managements estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) integrate certain Lenox and Department 56 operations, including the consolidation and transfer of all financial responsibilities and controls into one company-wide finance department to be located in the Company’s Bristol, Pennsylvania offices; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its new credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; and (10) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2006 dated March 15, 2007 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact

Timothy J. Schugel

(952) 944-5600

LENOX GROUP INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	13 Weeks Ended				26 Weeks Ended
	June 30, 2007		July 1, 2006		June 30, 2007		July 1, 2006

NET SALES	$92,971		$98,377		$179,365		$189,174
COST OF SALES	49,658	53.4%	50,607	51.4%	99,438	55.4%	92,081	48.7%

Gross Profit	43,313	46.6%	47,770	48.6%	79,927	44.6%	97,093	51.3%

Selling, general and administrative expenses	49,860	53.6%	52,973	53.8%	103,107	57.5%	110,634	58.5%
Restructuring charges	2,077	2.2%		0.0%	6,868	3.8%	—	0.0%
Goodwill impairment	—	0.0%	37,074	37.7%	—	0.0%	37,074	19.6%

OPERATING LOSS	(8,624)	-9.3%	(42,277)	-43.0%	(30,048)	-16.8%	(50,615)	-26.8%

OTHER EXPENSE (INCOME)
Interest expense	4,072	4.4%	3,964	4.0%	6,900	3.8%	7,008	3.7%
Loss on refinancing of debt	5,940	6.4%	—	0.0%	5,940	3.3%	—	0.0%
Other, net	(93)	-0.1%	(70)	-0.1%	(105)	-0.1%	(70)	0.0%

LOSS BEFORE INCOME TAXES	(18,543)	-19.9%	(46,171)	-46.9%	(42,783)	-23.9%	(57,553)	-30.4%

INCOME TAX BENEFIT	(7,232)	-7.8%	(4,989)	-5.1%	(18,477)	-10.3%	(9,285)	-4.9%

NET LOSS	$(11,311)	-12.2%	$(41,182)	-41.9%	$(24,306)	-13.6%	(48,268)	-25.5%

LOSS PER SHARE – BASIC	$(0.82)		$(3.00)		$(1.76)		$(3.51)

LOSS PER SHARE – ASSUMING DILUTION	$(0.82)		$(3.00)		$(1.76)		$(3.51)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,812		13,746		13,798		13,736
ASSUMING DILUTION	13,812		13,746		13,798		13,736

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A from continuing operations)	$3,155		$2,984		$6,397		$6,197

Reclassifications – Certain reclassifications were made to the quarter ended July 1, 2006 and 26 weeks ended July 1, 2006 condensed consolidated statement of operations in order to conform to the presentation of the quarter ended June 30, 2007 and 26 weeks ended June 30, 2007 condensed consolidated statement of operations. These reclassifications had no impact on consolidated net loss as previously reported.

LENOX GROUP INC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

ASSETS

	June 30, 2007	December 31, 2006	July 1, 2006
CURRENT ASSETS:
Cash and cash equivalents	$254	$875	$295
Accounts receivable, net	62,407	52,059	64,810
Inventories	109,585	101,925	121,994
Assets held for sale	6,604	—	—
Deferred taxes	16,328	13,896	9,864
Income tax receivable	16,052	956	6,200
Other current assets	7,251	9,306	8,942
Total current assets	218,481	179,017	212,105

PROPERTY AND EQUIPMENT, net	42,979	49,471	70,027
ASSETS HELD FOR SALE	1,494	—	6,749
GOODWILL, net	—	—	16,926
TRADEMARKS, net	119,092	119,439	122,718
OTHER INTANGIBLES, net	13,017	14,135	15,297
MARKETABLE SECURITIES	340	2,098	1,949
DEFERRED TAXES	—	—	584
OTHER ASSETS	12,392	9,637	12,640
	$407,795	$373,797	$458,995

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,250	$49,056	$9,155
Borrowings on revolving credit facility	68,249	47,510	79,947
Accounts payable	29,415	35,248	37,147
Accrued compensation and benefits payable	6,683	6,428	11,842
Severance and restructuring reserves	5,425	1,939	5,030
Other current liabilities	7,777	8,576	4,197
Total current liabilities	118,799	148,757	147,318

DEFERRED COMPENSATION OBLIGATION	328	2,085	1,964
PENSION OBLIGATIONS	26,214	30,664	85,483
POSTRETIREMENT OBLIGATIONS	15,373	15,853	29,120
DEFERRED TAXES	18,484	18,297	—
LONG-TERM DEBT	98,750	—	76,450
DEFERRED GAIN ON SALE-LEASEBACK	3,708	3,845	—
OTHER NONCURRENT LIABILITIES	10,050	12,617	3,989
STOCKHOLDERS’ EQUITY	116,089	141,679	114,671
	$407,795	$373,797	$458,995

LENOX GROUP INC

SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM CONTINUING OPERATIONS (UNAUDITED)

(In thousands)

	13 Weeks Ended				26 Weeks Ended
	June 30, 2007		July 1, 2006		June 30, 2007		July 1, 2006
WHOLESALE:
Net sales	$67,692	100.0%	$70,655	100.0%	$117,987	100.0%	$122,476	100.0%
Gross profit	28,300	41.8%	29,737	42.1%	46,929	39.8%	52,832	43.1%
Selling expenses	8,684	12.8%	9,791	13.9%	16,916	14.3%	19,697	16.1%
Restructuring charges	86	0.1%	—	0.0%	687	0.6%	—	0.0%
Goodwill impairment	—	0.0%	37,074	52.5%	—	0.0%	37,074	30.3%
Operating income (loss)	19,530	28.9%	(17,128)	-24.2%	29,326	24.9%	(3,939)	-3.2%

RETAIL:
Net sales	$9,197	100.0%	$10,510	100.0%	$25,550	100.0%	$26,706	100.0%
Gross profit	3,875	42.1%	6,301	60.0%	8,601	33.7%	17,527	65.6%
Selling expenses	7,125	77.5%	6,804	64.7%	15,218	59.6%	15,790	59.1%
Restructuring charges	598	6.5%	—	0.0%	951	3.7%	—	0.0%
Operating (loss) income	(3,848)	-41.8%	(503)	-4.8%	(7,568)	-29.6%	1,737	6.5%

DIRECT:
Net sales	$15,818	100.0%	$16,663	100.0%	$34,942	100.0%	$39,032	100.0%
Gross profit	10,874	68.7%	11,183	67.1%	23,511	67.3%	25,774	66.0%
Selling expenses	10,010	63.3%	9,428	56.6%	21,203	60.7%	19,561	50.1%
Restructuring charges	165	1.0%	—	0.0%	165	0.5%	—	0.0%
Operating income	699	4.4%	1,755	10.5%	2,143	6.1%	6,213	15.9%

CORPORATE:
Unallocated Net Sales	$264		$549		$886		$960
Unallocated general and administrative expenses	24,041		26,950		49,770		55,586
Restructuring charges	1,228		—		5,065		—
Operating loss	(25,005)		(26,401)		(53,949)		(54,626)

CONSOLIDATED:
Net sales	$92,971	100.0%	$98,377	100.0%	$179,365	100.0%	$189,174	100.0%
Operating loss	(8,624)	-9.3%	(42,277)	-43.0%	(30,048)	-16.8%	(50,615)	-26.8%

The Company has three reportable segments – Wholesale, Retail and Direct. Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different. The segmentation of these operations also reflects how the Company’s chief executive officer (the CEO) currently reviews the results of these operations. Operating income (loss) for each operating segment includes specifically identifiable operating costs such as cost of sales, selling expenses and restructuring charges. General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the corporate category. Other components of the statement of operations, which are classified below operating income (loss), are also not allocated by segment. In addition, the Company does not account for or report assets, capital expenditures or certain depreciation and amortization by segment. All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications – Certain reclassifications were made to the quarter ended July 1, 2006 and 26 weeks ended July 1, 2006 segment information in order to conform to the presentation of the quarter ended June 30, 2007 and 26 weeks ended June 30, 2007. These reclassifications had no impact on consolidated net loss as previously reported and are primarily related to the reporting of the discontinued operations.